EXHIBIT 99.1

Federal Trust Corporation Announces a 39% Earnings Increase

Assets Reach $439 Million

Fourth Quarter Dividend Declared

Sanford, Florida (PR Newswire) — October 24, 2003 — James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today that earnings for the nine months ending September 30, 2003 were $2,056,000 (unaudited), up 39% from the $1,477,000 in earnings for the first nine months of 2002. Third quarter earnings were $716,000 (unaudited) or $.11 per basic and diluted share, compared to $559,000, or $.09 per basic and diluted share for the same period in 2002. The increase in earnings reflects the Company’s continued growth in assets and the improvement in net interest income.

At September 30, 2003, the Company’s total assets were $439.2 million, an increase of $71.2 million or 19% from December 31, 2002. Stockholders’ equity at the end of the 2003 third quarter was $26.2 million (unaudited), and the book value per share was $4.01.

According to President Suskiewich, “2003 has been a very exciting year for Federal Trust, highlighted by the expansion of our branch network coupled with increases in total assets and earnings. The goal for 2003 has been to increase our footprint into the Central Florida Market, without sacrificing earnings. The Company opened its sixth branch office during the third quarter of 2003 in Orange City, Florida. We now have three branches in Volusia County and are planning for additional branch offices in the Central Florida Market over the next few years.”

To support its budgeted growth for 2004, the Company refinanced its line of credit at the end of the second quarter of 2003. The new $6.0 million credit facility provides more funds, as needed, at a better rate. The Company also raised $5.0 million of long-term debt during September 2003 in the form of Trust Preferred Subordinated debentures. Both of these transactions will provide the means for the continued growth in our franchise.

President Suskiewich also announced that Federal Trust Corporation’s Board of Directors today approved the payment of a fourth quarter cash dividend of $.02 per share. The dividend will be paid on November 21, 2003 to shareholders of record on November 3, 2003. “The increase in our cash dividend from $.01 per share last quarter to $.02 per share this quarter reflects our increased earnings and is another way to improve the return on investment for our shareholders,” said President Suskiewich.

September 30, 2003, also marks the conclusion of the first full quarter that the Company’s common stock has traded on the American Stock Exchange under the symbol of “FDT.” “We are obviously very pleased with the performance of our stock this year, which has risen 84% from $4.13 at December 31, 2002, to $7.60 at October 22, 2003,” said President Suskiewich.

Federal Trust Corporation is a unitary thrift and loan holding company and is the parent company of Federal Trust Bank, a $434 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. Federal Trust Bank’s Executive and Administrative Offices are also located in Sanford, Florida.

This Press Release contains forward-looking statements as defined by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve substantial risks and uncertainties. When used in this document, or in the document incorporated by reference, the words “anticipate”, “believe”, “estimate”, “may”, “intend” and “expect” and similar expressions are some of the forward-looking statements used in these documents. Actual results, performance, or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. Factors which may cause results to change materially include competition, inflation, general economic conditions, and changes in interest rates, among other things.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys, Corporate Secretary/Investor Relations (407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street

Sanford, Florida 32771